UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 6, 2015
Date of report (Date of earliest event reported)

PROTO LABS, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of principal executive offices)	(Zip Code)

(763) 479-3680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2015, the Board of Directors of Proto Labs, Inc. (the “Company”) approved the Company’s 2015 annual incentive bonus program (the “Program”) in which all employees other than commissioned sales people participate. Under the Program, bonus payouts will be a function of revenue growth, subject to achievement of a threshold level of adjusted operating income margin (“AOI”), in each case calculated without regard to foreign currency exchange rates. For purposes of the Program, AOI is defined as operating income before stock-based compensation expense as a percentage of revenue.

The Program contains revenue objectives for the Company as a whole and for each of its major geographic business units (the United States, Europe and Japan). A participant’s bonus payout will be determined by multiplying his or her target payout amount (which is specified by the compensation committee as a percentage of the individual’s annual base salary) by the applicable revenue payout factor (the “Bonus Payout”); provided, however, that no Bonus Payout will be made if the Company’s AOI for 2015 is below a specified amount or if 2015 revenue is below specified threshold amounts for the Company and each of its business units. The revenue payout factor is 30% if the revenue threshold is achieved, and increases in amounts specified by the Program (with no maximum) as revenue exceeds the applicable threshold amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: February 9, 2015	/s/ Victoria M. Holt
Victoria M. Holt
President and Chief Executive Officer